SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, April 23, 2008

Time:	3:00 p.m., EDT

Place:	Ten Oaks Ballroom
5000 Signal Bell Lane
Clarksville, MD 21029

The 2008 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) will be held as indicated above for the purposes of considering:

(1)	The election of four (4) director nominees to serve as Class II directors with terms expiring at the 2011 annual meeting, in each case until their successors are duly elected and qualified;

(2)	The amendment of Bancorp's articles of incorporation to eliminate the provision classifying the terms of its board of directors; and

(3)	The ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm for the year 2008; and

(4)	Such other business as may properly come before the annual meeting.

Enclosed is a proxy card, the proxy statement and 2007 Annual Report on Form 10-K. Only holders of record of Bancorp's common stock as of the close of business on February 27, 2008 will be entitled to notice of, and to vote at, the annual meeting, or any adjournment thereof. Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares using the Internet, as explained on the proxy card. If you attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 18, 2008

WHETHER YOU OWN A FEW SHARES OR MANY, YOUR VOTE IS VERY IMPORTANT.
PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED
PROXY CARD OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU
PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING.

Table of Contents

General Information	1
Who Can Vote
Executing Your Right to Vote
Costs of Proxy Solicitation
Internet Voting
Changing Your Vote
Delivery of Proxy Materials

PROPOSAL I: Election of Directors	2

Corporate Governance and Other Matters	4
Corporate Governance Policy and Code of Business Conduct
Director Independence
Board Committees
Director Attendance at Meetings
Director Compensation

Stock Ownership of Directors and Executive Officers	8

Owners of More Than 5% of Bancorp's Common Stock	9

Transactions and Relationships with Management	9

Shareholder Proposals and Communications	9

Section 16(a) Beneficial Ownership Reporting Compliance	10

PROPOSAL II: Amendment of Bancorp's Articles of Incorporation to
Eliminate the Provisions Classifying the Terms of the Board of Directors	11

Compensation Discussion and Analysis	12
Overview
Overall Compensation Philosophy and Guiding Principles
Compensation Decision Process
Role of Human Resources and Compensation Committee, Management and the Compensation
Consultants in the Executive Compensation Process
Compensation Structure and Elements
Inputs for Compensation Determinations
Employment and Other Significant Agreements with Named Executive Officers
Impact of Accounting and Tax on the Form of Compensation
Equity-Based Award Practices
Stock Ownership Guidelines

Human Resources and Compensation Committee Report	20

Executive Compensation Tables	21

PROPOSAL III: The Ratification of the Appointment of Grant Thornton LLP
as the Independent Registered Public Accounting Firm for the Year 2008	28

Audit and Non-Audit Fees	28

Audit Committee's Pre-Approval Policies and Procedures for Services	28

Report of the Audit Committee	29

Appendix A	30

SANDY SPRING BANCORP, INC.
PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Sandy Spring Bancorp, Inc. (Bancorp) to be used at the 2008 annual meeting of shareholders on Wednesday, April 23, 2008, at 3:00 p.m. EDT at Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 18, 2008, to shareholders of record as of the close of business on February 27, 2008.

Who Can Vote

You can vote if you owned shares of Bancorp common stock, par value $1.00 per share, as of the close of business on the date of record, February 27, 2008 (Record Date). Each share of common stock is entitled to one vote. The number of shares outstanding on February 27, 2008 was approximately 16,379,781. When you give Bancorp your proxy, you authorize Bancorp to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Executed but unmarked proxies will be voted on all business matters as recommended by the board of directors. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the board of directors.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Internet Voting

Bancorp is pleased to offer its shareholders the convenience of voting online via the Internet. Please check your proxy card for instructions. Please be aware that if you vote your shares over the Internet, you may incur costs or charges from your Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials

Bancorp plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

A copy of the Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC, but excluding exhibits, is provided with this proxy statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Web site at www.sec.gov or through Bancorp's investor relations Web site maintained at www.sandyspringbank.com.

PROPOSAL I: Election of Directors

In accordance with Bancorp's articles of incorporation and bylaws, the board of directors has set the total number of directors at thirteen. Currently, the articles of incorporation divide the directors into three classes, as nearly equal in number as possible. In general, the term of office of only one class of directors expires in each year, and their successors are elected for terms of three years or until their successors are elected and qualified. In Proposal II of this proxy statement, you are asked to consider the elimination of the aforementioned classification. Please refer to Proposal II for the Board's recommendation and an explanation of how the elimination of classification, if approved, will be implemented.

At the annual meeting a total of four director-nominees are before you for election, all of whom are incumbent Bancorp directors. With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
NAMED BELOW AS A DIRECTOR OF BANCORP.

Information as to Nominees and Incumbent Directors

The following information sets forth the names of the four nominees for election. Each has given his or her consent to be nominated and has agreed to serve if elected. If any person nominated by the board of directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of March 18, 2008. Bancorp's Corporate Governance Policy and Bylaws require a director to retire immediately following the annual meeting following the date on which he or she attains 70 years of age. Therefore, Chairman W. Drew Stabler and Director John Chirtea will be retiring from service at the close of the annual meeting.

All directors of Bancorp and its principal subsidiary Sandy Spring Bank (the Bank) are composed of the same persons. Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

Incumbent Class II Directors - Nominees for Terms to Expire at the 2011 Annual Meeting:

Name and Position(s) Held with Bancorp	Age	Principal Occupation and Employer	Member of Board Since(1)	Current Term Expires(2)

Mark E. Friis Director	52	President and CEO and owner of Rodgers Consulting, Inc., a land planning and engineering firm in Germantown, Maryland.	2005	2008

Hunter R. Hollar President, Chief Executive Officer and Director	59	President and CEO of Sandy Spring Bancorp, Inc. and Sandy Spring Bank	1990	2008

Pamela A. Little Director	54	CFO of ATS a provider of IT services to the federal government in McLean, Virginia (2007); former CFO of Athena Innovative Solutions, Inc. (2005-2007); former CFO of ZKD, Inc. (2004-2005); former CFO of DAI (2000-2003). All of these firms are government contractors.	2005	2008

Craig A. Ruppert Director	54	President and owner of The Ruppert Companies, comprised of nursery and landscaping, business and investment management, and commercial real estate development and management businesses.	2002	2008

Incumbent Class I Directors - Continuing

Susan D. Goff Director	62	Retired. Former executive of Mid-Atlantic Medical Services, Inc., a health maintenance organization.	1994	2009

Marshall H. Groom Director	69	Retired. Former director and founding chairman of Potomac Bank of Virginia.	2007	2009

Robert L. Orndorff Director	51	President of RLO Contractors, Inc., an excavating contractor in Dayton, Maryland.	1991	2009

David E. Rippeon Director	59	President and CEO of Gaithersburg Equipment Co. and Frederick Equipment Co., tractor and equipment dealerships.	1997	2009

Incumbent Class III Directors - Continuing

Solomon Graham Director	65	President and CEO of Quality Biological, Inc., a biotechnology firm providing reagents for medical research.	1994	2010

Gilbert L. Hardesty Director	67	Retired. Former President of Crestar Bank-Annapolis from 1994 to 1997 and former President of Annapolis Federal Savings Bank from 1986 to 1994	1997	2010

Charles F. Mess, M.D. Director	69	Physician with Potomac Valley Orthopaedic Associates Chtd.	1987	2010

Lewis R. Schumann Director	64	Attorney. Partner in Miller, Miller and Canby, Chtd in Rockville, Maryland	1994	2010

(1)	The length of service in office includes time as a director of the Bank prior to the formation of Bancorp as the Bank's holding company in January 1988.
(2)
If Proposal II receives the required approval, the terms of the directors will no longer be classified and all directors would stand for election at the 2009 annual meeting. See Proposal II for a detailed description of de-classification and annual election proposal.

Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct

Bancorp's business affairs and strategic direction are overseen by its board of directors. The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed periodically to ensure it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries. The Code of Business Conduct includes a Code of Ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc.

More information about corporate governance, including the Corporate Governance Policy and the Code of Ethics, and board committee charters may be found on Bancorp's investor relations Web site maintained at www.sandyspringbank.com under Investor Relations, Corporate Governance.

Director Independence

The board of directors has affirmatively determined that all directors other than Mr. Hollar are independent under Nasdaq's listing standards. Those independent directors are: John Chirtea, Mark E. Friis, Susan D. Goff, Solomon Graham, Marshall H. Groom, Gilbert L. Hardesty, Pamela A. Little, Charles F. Mess, Robert L. Orndorff, David E. Rippeon, Craig A. Ruppert, Lewis R. Schumann, and W. Drew Stabler.

The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq stock market, federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank and serves as a member of the board of directors. In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management."

Board Committees

Bancorp's board of directors has the following standing committees: Audit, Executive and Corporate Governance, Human Resources and Compensation, and Nominating. Each committee has a written charter which may be found on Bancorp's investor relations Web site at www.sandyspringbank.com. The functions, composition, and number of meetings for these committees in 2007 were as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Forms 10-K and 10-Q prior to filing. All members of the committee are independent as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, and the Federal Deposit Insurance Act and related regulations (the FDIA). Members of the committee also meet all other applicable requirements of the SEC, FDIA, and Nasdaq's listing standards for financial, accounting or related expertise. The board of directors has determined that Pamela A. Little qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations. During 2007, the Audit Committee held five meetings.

Executive and Corporate Governance Committee - This committee conducts board business between regular monthly meetings and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. During 2007, the Executive and Corporate Governance Committee held sixteen meetings.

Human Resources and Compensation Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Human Resources and Compensation Committee recommends salaries and other compensation for executive officers, conducts an annual review of the salary budget, considers other compensation and benefit plans and makes recommendations to the board, deals with matters of personnel policy and administers the 2005 Omnibus Stock Plan. During 2007, the Human Resources and Compensation Committee held four meetings.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. The Nominating Committee makes recommendations to the board of directors with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general, minimum criteria and particular goals and needs of Bancorp for additional competencies or characteristics. Each director of Bancorp is expected to exhibit the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders and to protect the values and legacy of the organization. Additionally, directors must manage themselves well in their personal deportment and display the ability to challenge the thinking of others and to influence them with constructive approaches. Directors must be able to read and act upon complex financial statements and analyses. Finally, directors need to be able to apply informed judgment and long-term, conceptual and systemic thinking to all decisions. The board gathers input from all directors prior to the recruitment of a new director in order to form a collective picture of the competencies needed. The board also values diversity and seeks to include women and members of minority groups as well as to maintain a range of thinking and personality styles. The Nominating Committee encourages suggestions for qualified candidates to the board from the Chief Executive Officer, the Chairman of the Board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications." During 2007, no meetings of the Nominating Committee were held.

2007 Board Committees

Name	Executive	Audit	Human Resources	Nominating
John Chirtea		X	X
Mark E. Friis		X
Susan D. Goff	X		Chairman
Solomon Graham				Chairman
Marshall H. Groom	X			X
Gilbert L. Hardesty	X			X
Hunter R. Hollar	X
Pamela A. Little		Chairman
Charles F. Mess		X	X
Robert L. Orndorff	Chairman		X	X
David E. Rippeon	X		X
Craig A. Ruppert		X		X
Lewis R. Schumann	X
W. Drew Stabler	X		X	X

Director Attendance at Meetings

During 2007, the board of directors held twelve regular joint meetings with attendance averaging 98%. All incumbent directors attended well over 75% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Director Compensation

Meeting Fees - Non-employee directors of Sandy Spring Bank received an annual retainer of $14,000 ($35,000 for the Chairman). The Chairman of the Audit Committee received an additional retainer of $7,500 and all other committee chairmen received an additional retainer of $5,000. Non-employee directors received $1,100 for attendance at each meeting of the board of directors and also $1,000 for attendance at each committee meeting. Bancorp directors do not receive any additional compensation (beyond compensation received for service as Bank directors); however, non-employee directors would receive a fee of $1,100 for attendance at a meeting of Bancorp's board of directors not held in conjunction with a meeting of the Bank's board of directors.

In consideration for the strategic objective to reduce cost within the Bank and in view of the reduction of certain benefit plans (described in the Compensation Discussion and Analysis), the board of directors voluntarily elected to take a 20% reduction in fees effective January 1, 2008.

Directors of the Bank are eligible to defer all or a portion of their fees under Director Fee Deferral Agreements between the Bank and individual directors. The amounts deferred accrue interest at the prime rate. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service on the board. The Director Fee Deferral Agreements also provide for benefits that may exceed deferred fees and accrued interest in the event a party dies while a director of the Bank, but only to the extent the Bank owns an insurance policy in effect on the director's life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Non-Cash Compensation - Bancorp directors are also eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under Bancorp's 2005 Omnibus Stock Plan. These options have a maximum term of 7 years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of grant. Due to the decision to change the general timing of equity grants from the fourth quarter to the first quarter, no options were granted in 2007 to directors. Under the Director's Stock Purchase Plan, directors may elect to apply from 50% to 100% of their annual retainers to purchase newly issued Bancorp common stock at market value.

2007 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	Total
John Chirtea	$35,200	$2,012	$8,652	$16,875	$62,739
Mark E. Friis	32,400	2,012	5,162	-	39,574
Susan D. Goff	47,000	2,012	6,713	66,152	121,877
Solomon Graham	31,100	2,012	8,058	39,072	80,242
Marshall H. Groom(5)	36,100	-	-	-	36,100
Gilbert L. Hardesty	44,000	2,012	8,247	-	54,259
Pamela A. Little	38,700	2,012	5,162	19,426	65,300
Charles F. Mess	35,200	2,012	7,171	16,532	60,915
Robert L. Mitchell (6)	7,200	-	-	-	7,200
Robert L. Orndorff	51,200	2,012	9,001	78,787	141,000
David E. Rippeon	40,200	2,012	7,629	-	49,841
Craig A. Ruppert	31,200	2,012	7,413	-	40,625
Lewis R. Schumann	40,200	2,012	7,842	65,306	115,360
W. Drew Stabler	68,200	2,012	11,250	-	81,462

(1)
All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Agreements between the Bank and individual directors. Please see the description of the director's fees above.

(2)
At year end 2006, the directors noted above were granted 269 shares of restricted stock. The value reported represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding restricted stock awards for each director. At December 31, 2007, each non-employee director, except for Mr. Groom, had 215 unvested shares of restricted stock.

(3)
There were no new stock options granted in 2007. The value reported represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding stock option awards for each director. As of February 12, 2008 directors held total outstanding options for the following number of shares: Chirtea-8,344; Friis-2,039; Goff-6,461; Graham-5,699; Groom-5,160; Hardesty-11,267; Little-2,039; Mess-7,812; Orndorff-10,420; Rippeon-7,501; Ruppert-5,955; Schumann-10,054; Stabler-10,878.

(4)	Changes in values under Bancorp's Director Fee Deferral Agreement, described above.
(5)	Mr. Groom was appointed to the board on February 16, 2007. Reported compensation reflects amounts earned or accrued from February 16, 2007 through year end.
(6)	Mr. Mitchell retired from the board on April 18, 2007. Reported compensation reflects amounts earned or accrued from January 1, 2007 through April 18, 2007.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of February 12, 2008, with respect to the shares of common stock beneficially owned by each director continuing in office and nominee for director of Bancorp, by all directors and executive officers of Bancorp as a group, and by the following executive officers of Bancorp and Bank: Hunter R. Hollar, Frank H. Small, R. Louis Caceres, Daniel J. Schrider and Philip J. Mantua (Named Executive Officers). Directors qualifying shares are included in shares owned.

Name	Number of Shares Owned (excluding options and restricted stock) (1) (2)	Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*Less than 1%)
John Chirtea	41,435	215	7,510	49,160	*
Mark E. Friis	5,186	215	1,205	6,606	*
Susan D. Goff	4,914	215	5,627	10,756	*
Solomon Graham	11,576	215	4,865	16,656	*
Marshall H. Groom	8,321	-	5,160	13,481	*
Gilbert L. Hardesty	6,691 (4)	215	10,433	17,339	*
Hunter R. Hollar	42,028 (5)	2,000	119,835	163,863	1.0%
Pamela A. Little	2,103	215	1,205	3,523	*
Charles F. Mess	14,869	215	6,978	22,062	*
Robert L. Orndorff	153,672	215	9,586	163,473	1.0%
David E. Rippeon	16,137	215	6,667	23,019	*
Craig A. Ruppert	33,325	215	5,121	38,661	*
Lewis R. Schumann	91,727 (6)	215	9,220	101,162	*
W. Drew Stabler	49,860	215	10,044	60,119	*
Frank H. Small	15,598 (7)	1,200	59,660	76,458	*
R. Louis Caceres	1,776 (8)	800	28,893	31,469	*
Daniel J. Schrider	3,453 (9)	800	29,686	33,939	*
Philip J. Mantua	4,118 (10)	800	21,537	26,455	*

All directors and executive officers as a group (21 persons)	521,428	9,730	401,672	932,830	5.70%

(1)
Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.

(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable on the Record Date and within 60 days thereafter.
(4)	Mr. Hardesty has 1,000 shares pledged as security.
(5)	Mr. Hollar's shares include 908 shares held through employee benefit plans.
(6)	Mr. Schumann's shares include 77,484 shares held by a trust for which Mr. Schumann is trustee, but in which he has no pecuniary interest.
(6)	Mr. Small's shares include 5,548 shares held through employee benefit plans.
(7)	Mr. Caceres' shares include 1,204 shares held through employee benefit plans.
(8)	Mr. Schrider's shares include 2,320 shares held through employee benefit plans.
(9)	Mr. Mantua's shares include 3,918 shares held through employee benefit plans.

Owners of More Than 5% of Bancorp's Common Stock

Beneficial owners of more than 5% of the common stock are required to file certain ownership reports under the federal securities laws. The following table shows the common stock beneficially owned by the person who has filed a report reporting beneficial ownership that exceeds 5% of Bancorp's outstanding common stock at December 31, 2007.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(2)

T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,123,230	6.9%

(1)	Beneficial ownership is defined by rules of the SEC, and includes shares that the person has, or shares, voting or investment power over.
(2)	Calculated by Bancorp based upon shares reported as beneficially owned by the listed persons and shares of Bancorp common stock outstanding at February 27, 2008.

Transactions and Relationships with Management

Bancorp and the Bank have had in the past, and expect to have in the future, banking transactions with directors and executive officers in the ordinary course of business on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with other persons. In the opinion of management, these transactions do not and will not involve more than the normal risk of collectability or present other unfavorable features.

Bancorp's written Code of Ethics requires that all related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, must be reviewed and approved by the Audit Committee, another independent committee of directors, or the independent directors on the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by uninterested directors. Other related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

Director Lewis R. Schumann is a partner in the Rockville, Maryland law firm of Miller, Miller and Canby, Chtd. which Bancorp and the Bank have retained during 2007 and expect to retain during the current year as legal counsel. The law firm provides legal services on matters of real estate, and trust and estate administration.

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2009 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 19, 2008 unless the date of the 2009 annual meeting is more than 30 days from April 23, 2009, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 17, 2008. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through the Company's "contact us" feature of the investor relations area of its Web site at www.sandyspringbank.com.

The board of directors believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for Bancorp and to provide an opportunity for shareholders to express any concerns to them. Bancorp has adopted a policy that all directors should attend each annual meeting of shareholders unless they are unable to attend by reason of personal or family illness or pressing matters. All directors were present at the 2007 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are required by applicable regulations to furnish Bancorp with copies of all Forms 3, 4, and 5 they file.

Based solely on the review of the copies of such forms it has received, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2007, with the single exception of a late filing for Joseph J. O'Brien, Jr.'s award of stock options in December 2007.

PROPOSAL II: Amendment to Bancorp's Articles of Incorporation to
Eliminate the Provision Classifying the Terms of the Board of Directors

Pursuant to Maryland General Corporation Law, Bancorp's articles of incorporation include a provision which divides the directors into classes and specifies the term of office for each class. Currently, the articles of incorporation provide that Bancorp's board of directors is divided into three classes, with each class to be as nearly equal in number as the total number of directors will permit, and with directors in each class serving staggered three-year terms. As a result, at each annual meeting of shareholders, only one class of directors are chosen by the shareholders for a term of three years to succeed those directors whose term expires at that meeting.

Also, as permitted by Maryland law, Bancorp's articles of incorporation provide that the affirmative vote of at least 80% of the outstanding shares of common stock entitled to vote in the election of directors, voting together as a single class, is required to amend or repeal the provision creating the classified board.

The board of directors, with the assistance of the Executive and Corporate Governance Committee, evaluated whether Bancorp's classified board structure continues to be in the best interests of Bancorp and its shareholders. In its evaluation, the board considered that general purpose of board classification was to promote stability and continuity in leadership on the board and to provide the board with a greater opportunity to protect the interests of shareholders from "abusive" takeover tactics in the event of an unsolicited takeover offer. The board also considered that some corporate governance public commentators and some commentators writing on behalf of institutional shareholders believe that a classified board reduces accountability to shareholders because it prevents shareholders from evaluating all directors on an annual basis. Finally, the board recognized that declassification of a board continues to evolve as a "best practice" in corporate governance. After careful review, the board determined that it would be in the best interests of Bancorp and its shareholders to take steps to eliminate the classified board.

Article IX of Bancorp's articles of incorporation, as it is proposed to be amended, is attached to this proxy statement as Appendix A. It is incorporated herein by reference. You are encouraged to read Appendix A in its entirety.

If this proposal is adopted, Bancorp would amend its articles of incorporation as provided in Appendix A to eliminate the provision requiring a classified board of directors with staggered terms. Under the proposed amendments in Appendix A, all directors would be elected for one-year terms. If adopted at the annual meeting, Bancorp's directors would stand for election annually, beginning at Bancorp's 2009 annual meeting of shareholders. If approved, this amendment would become effective upon the filing of articles of amendment to Bancorp's articles of incorporation with the Maryland Department of Assessments and Taxation. Bancorp would make this filing promptly following the annual meeting. The board will also adopt conforming amendments to Bancorp's bylaws regarding classifying the board and providing for one-year terms.

Under Maryland law, all directors, including those directors elected at the 2008 annual meeting, would continue to serve the remainder of their terms. However, the terms of Class I directors expire at the 2009 annual meeting of shareholders, and in order to facilitate the immediate transition from classified terms to annual terms, the directors in Classes II and III are expected to tender their resignations and be reappointed by the board prior to the 2009 annual meeting of shareholders, so that all directors will be elected for a one-year term at that meeting.

Approval of Proposal II to amend the articles of incorporation to declassify the board requires the affirmative vote of at least 80% of the outstanding shares of Bancorp common stock entitled to vote at the annual meeting. Abstentions and votes not cast will have the same effect as votes against this proposal. Therefore, your vote is important and we urge you to vote "FOR" this proposal. If this proposal does not receive the required number of votes in favor, Bancorp's articles of incorporation will not be amended and the directors will continue to be classified and serve three-year terms as the articles of incorporation currently provide.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes Bancorp's compensation philosophy, objectives, and processes, including the methodology for determining executive compensation for Bancorp's Principal Executive Officer, Principal Financial Officer, and three most highly compensated other executive officers for Bancorp and the Bank for 2007 (the Named Executive Officers). Please also refer to the more detailed compensation disclosures beginning on page 21 of this proxy statement.

Overall Compensation Philosophy & Guiding Principles

Bancorp recognizes and values the critical role that our executive leadership plays in its performance. The executive compensation philosophy is intended to attract, motivate, and retain top executive talent, to link executive rewards with shareholder returns, to achieve strategic business objectives, to reward both short and long-term performance, and to provide incentives for achieving high performance.

The philosophy is to pay competitive base salaries based on company and individual experience, performance, and contributions. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity-based awards, are targeted to be competitive and depend more heavily upon company performance. The compensation programs are externally benchmarked against the compensation paid by comparable companies. Total compensation and accountability are intended to increase with position and responsibility.

Compensation Decision Process

The Human Resources and Compensation Committee is appointed by the board of directors of Bancorp and Bank to assist it in recommending, managing, and monitoring compensation and benefit plans for the Chief Executive Officer and other Named Executive Officers. The process by which the committee makes specific decisions relating to executive compensation includes consideration of the following factors:

▪	The compensation philosophy;
▪	Bancorp's performance relative to peers and industry standards;
▪	Success in attaining annual and long-term goals and objectives;
▪	Alignment of executive interests with shareholder interests through equity-based awards vesting over a period of years;
▪	Management of compensation expense, and emphasis on performance-based compensation;
▪	Individual performance, experience, and contributions;
▪	Executive officer potential;
▪	Total compensation and the mix of compensation elements for each named executive officer;
▪	The competitiveness of executive compensation relative to Bancorp's peers and conditions in our labor markets;
▪	The relative appropriateness of each Named Executive Officer's compensation as compared to compensation of other executive officers; and
▪	Retention considerations.

Role of the Human Resources and Compensation Committee, Management, and the Compensation Consultants in the Executive Compensation Process

Role of the Human Resources and Compensation Committee

It is the role of the committee to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors of Bancorp and the Bank or its committees, as appropriate; and to monitor the adequacy and effectiveness of various compensation and benefit plans and executive succession planning of Bancorp and the Bank. The committee meets throughout the year (four times in 2007) and also takes action by written consent. The chairman of the committee reports committee actions to the board of directors.

The committee reviews all compensation components for the Named Executive Officers. Compensation includes base salary, short-term incentives, long-term incentives including equity-based awards, benefit plans, and perquisites. The committee determines the appropriate mix of compensation components for each Named Executive Officer.

The committee reviews the Chief Executive Officer's performance and makes recommendations regarding his compensation with the advice of independent consultants (see "Role of the Compensation Consultant"). Decisions regarding compensation for the Named Executive Officers are made by the committee with consideration given to recommendations from the Chief Executive Officer, Chief Operating Officer, the Senior Vice President of Human Resources, and independent consultants. Decisions by the committee with respect to the compensation of executive officers are approved by the full board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultants and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors.

Role of the Compensation Consultant

The committee is advised by independent compensation consultants and advisors. In general, the consultants provide compensation benchmarking and analytical data and render advice to the committee regarding all aspects of the committee's compensation decisions, including the Chief Executive Officer's performance review process. The committee has direct access to the consultants and control over their engagement. The committee was advised by two compensation consulting firms during 2007. The firm of Furr Resources, Inc. was engaged to assist in connection with the annual performance evaluation process for the Chief Executive Officer. The firm of Pearl Meyer & Partners (PM&P) was engaged during 2007 to conduct a review and competitive assessment of total compensation and benefits for the Named Executive Officers, and to provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs. In that capacity, PM&P also developed peer groups and provided other market data used by Bancorp for benchmarking and has provided advice regarding levels and components of compensation for each named executive officer. In addition, the committee has the resources of independent counsel available should the need arise.

Role of Management

Below is a summary of the role of Bancorp's management in assessing or recommending executive compensation:

▪	The Chief Executive Officer is responsible for the development of Bancorp's strategic plan and annual business plan, which are reviewed and approved by the board of directors.
▪	The Chief Executive Officer conducts a self-assessment, which is reviewed annually by the board of directors.
▪
The Chief Executive Officer presents executive performance ratings to the Executive and Corporate Governance Committee and makes recommendations relating to executive compensation, taking into consideration the advice from the external compensation consultant.

▪
The Chief Executive Officer and the Senior Vice President of Human Resources in collaboration with the external compensation consultants, develop proposals relating to potential changes in compensation programs for review and approval by the Human Resources and Compensation committee.

▪
The Chief Executive Officer, Senior Vice President of Human Resources, and the external compensation consultants, provide the committee with Company data necessary to evaluate and implement compensation proposals and programs.

▪	The Senior Vice President of Human Resources works with outside consultants to provide data and information related to the committee's needs and objectives.

The committee occasionally requests one or more members of executive management or the Senior Vice President of Human Resources to be present at committee meetings where executive compensation and Company or individual performance is discussed and evaluated. Executives are free to provide insight, suggestions, or recommendations regarding executive compensation. However, only independent committee members are allowed to vote on decisions regarding executive compensation.

Each director completes a performance evaluation form, separately and anonymously, for the Chief Executive Officer and submits it to Furr Resources, Inc. for compilation. The Executive and Corporate Governance Committee and the Human Resources and Compensation Committee review the results, and then the Executive and Corporate Governance Committee meets with the Chief Executive Office to discuss his performance. The Human Resources and Compensation Committee makes recommendations and the board of directors reviews and approves decisions regarding the Chief Executive Officer's compensation package taking into consideration this performance review as well as advice from the compensation consultants, as requested. Recommendations for compensation packages for other executives are made by the Human Resources and Compensation Committee, considering recommendations from the Chief Executive Officer, as well as input from the compensation consultant as requested. These recommendations are ultimately approved by the full board of directors.

Compensation Structure and Elements

Bancorp's total compensation program consists of four main components of compensation: Base salary, short-term incentive compensation, long-term incentive compensation/equity-based awards, and executive benefits and perquisites. Following is a summary of the role of each component, a description of how decisions regarding the components are made and the specific decisions made in 2007 as they relate to the Named Executive Officers.

Base Salary

Base salary is a critical element of executive compensation because it provides executives with a base level of regular income. In determining base salaries, we consider the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the peer group benchmarking (see "Pay Levels and Benchmarking").

In 2007, executive salaries were reviewed and the following adjustments made:

		Base Salary		Increase
Name	Title	2006	2007	Amount	Percentage
H. Hollar	Chief Executive Officer	$445,000	$462,800	$17,800	4.00%
P. Mantua	Chief Financial Officer	215,000	223,600	8,600	4.00%
F. Small	Chief Operating Officer	300,000	306,000	6,000	2.00%
D. Schrider	Chief Credit Officer	235,000	244,400	9,400	4.00%
L. Caceres	Executive Vice President	235,000	244,400	9,400	4.00%

These adjustments are consistent with the goal of paying competitive base salaries at or above the 50th percentile based primarily on a selected peer group of comparably sized banks. Due to the lack of a comparable benefit among peer banks, a decision was made to eliminate the Executive Health Reimbursement Plan, and $6,500 was added to each executive officer's base salary beginning January 1, 2008 to offset the loss of this benefit (see "Benefits and Perquisites").

Short-Term Incentive Compensation

During 2007, each of the Named Executive Officers participated in a short-term incentive plan using the principles of Incentive Compensation for Stakeholders ™, or Stakeholders. This plan was designed to pay a cash award as a percentage of annual earnings based on company performance compared to pre-established performance indicators and defined award levels. It also had a minimum net income requirement ($34.97 million in 2007) to be met in order for rewards to be paid. The performance indicators in 2007 were:

▪	Growth, as measured by total loans, non-interest bearing accounts, and interest-bearing deposits and repurchase agreements.

▪	Pricing/Profitability, as measured through the net interest margin, fee and service charge income.

▪	Quality, as measured through client satisfaction, non-performing assets, and net charge-offs.

▪	Productivity, as measured through the efficiency ratio.

As part of its annual compensation review, the committee received recommendations regarding the target payout of short-term incentives from an independent compensation consultant. The committee determined that the interests of management, employees, and shareholders are most effectively aligned if the executive's annual incentive is tied to the Company performance indicators. Therefore, incentive targets were calculated based on budget and business plan goals as measured by the performance indicators in the incentive plan. These target amounts were approved by the committee. In 2007, however, the Company failed to meet the net income trigger, and an award payment was not made.

For 2008, the board approved a recommendation from the committee to revise the short-term incentive plan for executive officers, and selected management positions, to focus on the balance between growth, financial performance and expense control. This plan, named the Sandy Spring Leadership Incentive Plan, is based on the following criteria and weightings: Earning per Share Growth - 40%, Efficiency Ratio - 30%, Return on Equity - 20%, Balance Sheet Growth - 10%. The Sandy Spring Leadership Incentive Plan replaces the former Stakeholders incentive plan.

Long-Term Incentive Compensation/Equity-Based Awards

The Company's compensation philosophy avers equity-based compensation as among the most effective means of creating a long-term link between the interests of Bancorp's shareholders and the performance of the organization and executive management. Vesting schedules for equity-based awards also support retention among key leaders.

Executives are eligible to receive annual equity awards in the form of stock options, restricted stock, and stock appreciation rights under Bancorp's 2005 Omnibus Stock plan. The value of equity awards granted is based on competitive market practice, company performance, and individual performance. The committee recommends, in its discretion, the form, number, and terms of equity-based awards, and the board of directors approves the awards.

In October of 2007, the committee recommended and the board of directors approved the movement of the timing of equity grants from December to the first quarter of 2008. This change will allow for the closing of the 2007 financials and will also coincide with the timing of annual merit increases. Further, the board will be able to take this information into consideration as part of a "total rewards review" incorporating base salary, short-term incentives, long-term incentives and perquisites thus ensuring alignment with the overall compensation philosophy and guiding principles.

Benefits and Perquisites

The purpose of executive benefits and perquisites is to provide economic value in order to attract, retain, and motivate key executives. Bancorp's policy on executive benefits has been to provide benefits consistent with market practice. The committee periodically reviews perquisites to ensure alignment with our desired philosophy.

Currently, the Named Executive Officers are eligible to participate in benefit plans available to all employees including the Sandy Spring Bancorp, Inc. Cash and Deferred Profit Plan (401(k) Plan) and the Employee Stock Purchase Plan (ESPP). Other benefits and perquisites may be provided at the discretion of the committee. In 2007, perquisites for the Named Executive Officers included a $6,500 fund for out-of-pocket medical expenses, payment of a supplemental long-term disability, and a long-term care policy. In addition, Mr. Hollar received a company-paid automobile and was reimbursed for his health club dues. As previously indicated, the board voted to discontinue the $6,500 fund for out-of-pocket medical expenses for 2008 and has instead added $6,500 to the executive officers' base pay beginning January 1, 2008.

Total Compensation Mix

The committee believes that the elements described above provide a well proportioned mix of security-oriented compensation, at-risk/performance-based compensation, and retention-based compensation that produces short-term and long-term incentives and rewards. By following a portfolio approach to compensation and benefits, the executive is provided a measure of security as to the minimum levels of compensation he or she is eligible to receive, while motivating the executive to focus on the business measures that will produce a high level of performance for Bancorp and long-term wealth creation for the executive, as well as reducing the risk of recruitment of top executive talent by competitors. The mix of annual incentives and the equity-based awards likewise provide an appropriate balance between short-term financial performance and long-term financial and stock performance; between reward and retention.

For the Named Executive Officers, the mix of compensation is weighted heavily toward at-risk, performance pay, as delivered through the annual incentive plan and equity based award program. This strategy results in a pay-for-performance orientation that aligns with the Company's philosophy to pay median pay for median performance and above market pay for superior performance.

Factors for Determining Compenation

Bancorp Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves the annual profit plan including a detailed business plan and financial plan. These goals are designed to support the multi-year strategic plan by setting annual targets for achievement. The committee uses this information to set goals for the Chief Executive Officer against which to measure individual performance. In addition, the Company's goals along with competitive information assist in determining the incentive award targets for the Named Executive Officers.

The Chief Executive Officer and Chief Financial Officer report on the performance of Bancorp to the board of directors at each regularly scheduled meeting. At the end of the year, the Chief Executive Officer reviews the actual performance compared to the profit plan and specific incentive targets. This information is used in assessing individual performance of all executive officers.

Pay Levels and Benchmarking

Pay levels for executives are determined based on a number of factors, including the individual's role and responsibilities within the Company; the individual's experience and expertise; the pay levels of peers within the Company; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole. Each of these factors are analyzed and reviewed as part of the compensation review process, with an emphasis placed on market and competitive information.

The committee assesses competitive market compensation using a number of data sources reflecting industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly traded banking organizations. The peer group for 2007 was recommended by the independent compensation consultant, and reviewed by the Chief Executive Officer and the committee. It includes banking organizations of similar asset size in region (two factors that influence executive compensation in financial institutions). The peer group is reviewed and updated annually for appropriateness and compatibility. The committee believes a group of approximately 20 comparative banks provides a market perspective for executive compensation.

The specific elements of compensation reviewed as part of this comparable company analysis include base salaries, annual performance bonuses, and long-term incentives relative to the peer group. Matches to proxy compensation data are made based on comparison of the role of the executive, rather than rank to ensure a better comparison. The following list of 19 peer banking institutions was used by Bancorp for 2007. These banks are between $1.39 and $6.0 billion in total assets, with an average median total asset size of approximately $3.14 billon, consistent with Bancorp's asset size. All banks are within a defined Mid-Atlantic region, and are listed largest to smallest by asset size: First Commonwealth Financial (PA), F.N.B. Corporation (PA), National Penn Bancshares (PA), NBT Bancorp Inc. (NY), Community Bank System, Inc. (NY), S&T Bancorp, Inc. (PA), Harleysville National Corp. (PA), Sun Bancorp, Inc. (NJ), Dime Community Bancshares (NY), Sterling Financial Corporation (PA), WSFS Financial Corporation (DE), Yardville National Bancorp (NJ), Flushing Financial Corporation (NY), PennFed Financial Services (NJ), Lakeland Bancorp, Inc. (NJ), First Community Bancshares (VA), Omega Financial Corporation (PA), Univest Corporation of Penn. (PA), First Mariner Bancorp (MD).

The committee generally intends that the base salary for each executive will be competitive, and that above-target performance by Bancorp will be rewarded by above-market incentive awards for the individual. The board is willing to make awards commensurate with the achievement of high performance goals and objectives. These performance goals are created as part of a robust strategic planning and business review process. Once the business and financial plans are approved by the board of directors, the performance goals for the short-term incentive plans (Stakeholders in 2007 and the Sandy Spring Leadership Incentive Plan in 2008) are derived directly from the stated target financial results.

For 2008, Bancorp will use the same peer group for both financial performance benchmarking and compensation analysis and review. This simplified approach will identify competitive companies within the $2 to $7 billion asset range in Bancorp's contiguous marketplace and will effectively align compensation strategies with overall performance targets. Please note: There are no banks within this asset size in Washington, D.C. For 2008, this peer group will consist of the following banks including Bancorp: Park National Corporation (OH); Provident Bankshares Corporation (MD); F.N.B. Corporation (PA); National Penn Bancshares, Inc. (PA); First Commonwealth Financial Corporation (PA); First Charter Corporation (NC); WesBanco, Inc. (WV); Harleysville National Corporation (PA); S&T Bancorp Inc. (PA); First Financial Bancorp (OH); Sun Bancorp, Inc. (NJ); Carter Bank & Trust (VA); City Holding Company (WV); TowneBank (VA); Lakeland Bancorp, Inc. (NJ); First Bancorp, Inc. (NC); Virginia Commerce Bancorp, Inc. (VA); Union Bankshares Corporation (VA); First Community Bancshares, Inc. (VA); NewBridge Bancorp (NC); and Pennsylvania Commerce Bancorp, Inc. (PA).

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls. Likewise, the committee retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors described above. The committee believes that the compensation package for each of the Named Executive Officers is appropriately within the range of the peer data and reasonable given Bancorp and individual performance.

Employment and Other Significant Agreements with Named Executive Officers

Employment Agreements

Each of the Named Executive Officers has an employment agreement with Bancorp and the Bank. The committee and the board of directors believe that the agreements assure fair treatment of the executive in relation to his or her career with Bancorp by offering assurance of some financial security. The agreements also protect the shareholders by encouraging the executive to continue to apply attention to his or her duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive's objectivity in considering any proposals to acquire Bancorp.

These employment agreements have an initial term of three years for Mr. Hollar and two years for the other Named Executive Officers, and are automatically renewed for an additional one year upon each anniversary unless written notice not to renew has been given by the executive or Bancorp. They provide minimum base salaries, subject to annual review, and the right to participate in incentive compensation and benefit plans.

Upon termination of the executive without just cause by Bancorp, or with good reason by the executive, the executive is entitled to salary and bonuses for the remaining term of the agreement, payable in a lump sum based upon prior year's compensation levels. The executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. The executive is also bound by a covenant not to compete and not to interfere with other employees if the executive's employment is terminated for just cause, disability, or retirement or he or she resigns without good reason.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer would receive no additional compensation under the agreement.

The agreements provide for additional benefits in the event of a change in control of Bancorp or the Bank and either a termination of the officer's employment without just cause or a resignation by the officer with good reason, as defined in the agreements. In those circumstances, the officer is entitled to a lump sum cash payment equal to 2.99 times the sum of the executive's annual salary at the highest rate in effect during the preceding twelve months and other compensation for the preceding calendar year. The executive also would be entitled to continued participation for a three-year period in Bancorp-sponsored health and welfare plans. The agreement requires Bancorp and the Bank to hold the executive harmless from the federal excise tax assessable if payments and benefits exceed the amount allowable as a deduction under Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Agreements

The Bank, upon the recommendation of the committee, entered into individual Supplemental Executive Retirement Agreements (SERAs) with certain executives, including the Named Executive Officers. These agreements were designed provided a post-retirement benefit that achieved a targeted level of covered retirement income and provided a certain pre-retirement death and disability benefit should the executive die or become disabled prior to retirement age. The annual post-retirement deferred compensation benefit was designed to replace between 65% and 70% of the executive's projected final average pay at normal retirement date in conjunction with the Sandy Spring Bancorp, Inc.'s Retirement Income Plan (Pension Plan), 401(k) Plan, Social Security retirement benefits, and any benefits payable to the executive under a prior employer's pension plan. Normal retirement benefits under the SERAs were payable in equal monthly payments over 15 years or until the death of the executive, whichever is longer. There were also provisions in the event of early retirement, death, disability, or in the event of a change in control of Bancorp and either a termination of the officer's employment without just cause or a resignation by the officer with good reason.

In 2008, the SERAs have been replaced by a Supplemental Executive Incentive Retirement Plan. This plan is a defined contribution plan where contributions will be made to the executive participants' retirement accounts based on company performance as defined by return on average equity compared to peer bank performance. There is a floor of 2% contribution in this plan and a cap of 9%. The beginning balance for this plan is the accrued balance as of December 31, 2007 under the former agreements. The implementation of this approach will better align the interests of executive management with the performance of Bancorp and the interests of shareholders.

Change in Control Benefit Triggers

The right to change in control benefits under the employment agreements and SERAs is dependent up on a "double trigger," that is, there must be both a change in control and a termination of employment without just cause or with good reason. However, the employment agreements allow each executive officer to terminate "with good reason" for any reason within the sixty-day period that begins six months after the closing date of a definite agreement that results in the change in control. The committee believes these trigger provisions are reasonable and in the best interests of shareholders and should help (a) to retain executives useful for the transition of a change in control for at least six months after the closing; (b) to reduce potential disincentives for executives in the period in which a change in control is being evaluated and negotiated; and (c) to avoid the potential double payment of executives who continue their employment after a change in control that could result from a single change in control trigger.

Impact of Accounting and Tax on the Form of Compensation

The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans.

The committee has considered the impact of the Statement of Financial Accounting Standard No. 123 (R), "Share-Based Payment," which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in our decision to move to a mix of restricted stock and stock options beginning in 2006.

The committee also considers the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million and Section 280(g) of the Code with respect to change in control payments exceeding specified limits.

Equity-Based Award Practices

Equity-based awards historically have been granted in December of each year. The committee's compensation consultants provide information and advice to the committee in connection with its recommendation for awards, including advice regarding the types, terms, and value of equity-based awards to grant. In 2007 the committee recommended, and the board approved moving the timing of equity grants to the first quarter in the following year. This allows the committee to consider the prior year's results, and will coincide with the annual salary review process. There were no equity-based awards granted in 2007 for the Named Executive Officers.

Stock Ownership Guidelines

Bancorp does not currently have a formal stock ownership requirement for executives, but all of the current executive officers own Bancorp common stock. We encourage stock ownership by executives on a voluntary basis. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under our equity compensation plan.

Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in Bancorp's Annual Report on Form 10-K for the year ended December 31, 2007.

February 21, 2008

Susan D. Goff, Chairman
John Chirtea
Charles F. Mess
Robert L. Orndorff, Jr.
David E. Rippeon
W. Drew Stabler

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's Principal Executive Officer, Principal Financial Officer, and the three most highly compensated other executive officers for 2007 (the Named Executive Officers).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Hunter R. Hollar President & Chief Executive Officer	2007 2006	$458,008 437,677	$18,700 -	$84,425 54,525	- $200,302	$270,078 403,036	$28,334 26,894	$859,545 1,067,909
Philip J. Mantua Executive Vice President & Chief Financial Officer	2007 2006	221,285 206,446	7,480 -	32,810 17,693	- 52,739	107,030 79,196	8,910 8,793	377,515 347,174
Frank H. Small Executive Vice President & Chief Operating Officer	2007 2006	304,385 298,892	11,220 -	54,018 32,854	- 112,033	163,972 413,724	16,018 17,991	549,613 842,640
Daniel J. Schrider Executive Vice President & Chief Credit Officer	2007 2006	241,869 229,892	7,480 -	32,810 17,693	- 77,639	27,731 51,382	12,565 9,478	322,455 368,391
R. Louis Caceres Executive Vice President	2007 2006	241,869 229,892	7,480 -	32,810 17,693	- 77,639	82,705 59,827	11,899 10,516	376,763 377,874

(1)	See the description of the principal terms of the employment between Bancorp and each of the named executives on page 18.
(2)	Represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding restricted stock awards.
(3)
Represents the compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) for outstanding stock option awards. See the discussion of the assumptions used for these values in Note 13 to the Consolidated Financial Statements contained in Bancorp's 2007 Annual Report on Form 10-K.

(4)	Represents incentive payments made as described under the heading "Short-Term Incentive Compensation" on page 15.
(5)	This represents the total change with respect to Bancorp's Pension Plan and the SERAs with the executives. See the table of Pension Benefits on page 24 and the description of the SERAs on page 19.
(6)
Consists of the value of perquisites and personal benefits including educational benefits, supplemental executive plans with respect to reimbursement of health costs not covered by Bancorp's health plans, supplemental long term care and disability insurance, life insurance benefits, and, with respect to Mr. Hollar, automobile usage. None of the values of individual perquisites and benefits exceeded $25,000.

Outstanding Equity Awards at Fiscal Year End(1)
This table shows outstanding equity awards to the Named Executive Officers at December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Hunter R. Hollar	4,500	-	$20.33	12/16/2008	-	-
	10,520	-	17.21	12/15/2009	-	-
	7,481	-	14.54	12/13/2010	-	-
	18,400	-	32.25	12/21/2011	-	-
	17,000	-	31.25	12/11/2012	-	-
	16,950	-	38.91	12/17/2013	-	-
	18,650	-	38.00	12/15/2014	-	-
	22,500	-	38.13	12/14/2012	-	-
	3,834	7,666	37.40	12/13/2013	2,000	$55,640
Philip J. Mantua	175	-	$17.21	12/15/2009	-	-
	1,800	-	14.54	12/13/2010	-	-
	1,500	-	32.25	12/21/2011	-	-
	1,750	-	31.25	12/11/2012	-	-
	2,200	-	38.91	12/17/2013	-	-
	6,050	-	38.00	12/15/2014	-	-
	6,395	-	38.13	12/14/2012	-	-
	1,667	3,333	37.40	12/13/2013	800	$22,256
Frank H. Small	2,250	-	$20.33	12/16/2008	-	-
	6,750	-	17.21	12/15/2009	-	-
	12,001	-	14.54	12/13/2010	-	-
	6,400	-	32.25	12/21/2011	-	-
	8,350	-	31.25	12/11/2012	-	-
	10,325	-	38.91	12/17/2013	-	-
	11,250	-	38.00	12/15/2014	-	-
	11,875	-	38.13	12/14/2012	-	-
	2,334	4,666	37.40	12/13/2013	1,200	$33,384
Daniel J. Schrider	800	-	$17.21	12/15/2009	-	-
	2,499	-	14.54	12/13/2010	-	-
	2,000	-	32.25	12/21/2011	-	-
	4,700	-	31.25	12/11/2012	-	-
	5,000	-	38.91	12/17/2013	-	-
	6,625	-	38.00	12/15/2014	-	-
	6,395	-	38.13	12/14/2012	-	-
	1,667	3,333	37.40	12/13/2013	800	$22,256
R. Louis Caceres	2,081	-	$17.21	12/15/2009	-	-
	3,000	-	32.25	12/21/2011	-	-
	4,700	-	31.25	12/11/2012	-	-
	5,000	-	38.91	12/17/2013	-	-
	6,050	-	38.00	12/15/2014	-	-
	6,395	-	38.13	12/14/2012	-	-
	1,667	3,333	37.40	12/13/2013	800	22,256
(1)	All outstanding equity awards were issued under Bancorp’s 1992 Stock Option Plan, Bancorp's 1999 Stock Option Plan, or Bancorp’s 2005 Omnibus Stock Plan.
(2)	Unexercisable options expiring in 2013 vest in equal amounts on December 13, 2008, and 2009.
(3)	Shares that are not vested vest in equal amounts each on December 13, 2008, 2009, 2010, and 2011.
(4)	Aggregate market values are based upon the closing price of $27.82 on December 31, 2007, the last business day of the year.

Grants of Plan-Based Awards

The following table sets forth for the Named Executive Officers information on the estimated potential awards that were possible for 2007 upon satisfaction of the conditions set forth in the non-equity incentive plan described under "Short-Term Incentive Compensation" on page 15. As previously noted, there were no equity-based awards granted to Named Executive Officers in 2007.

Name	Date	Estimated Possible Annual Payouts Under Non-Equity Incentive Plan Awards (1)			Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Hunter R. Hollar	2007	$0.00	$24,000	Unlimited	$0.00	$0.00
Philip J. Mantua	2007	0.00	7,700	Unlimited	0.00	0.00
Frank H. Small	2007	0.00	12,300	Unlimited	0.00	0.00
Daniel J. Schrider	2007	0.00	8,400	Unlimited	0.00	0.00
R. Louis Caceres	2007	0.00	8,400	Unlimited	0.00	0.00

Option Exercises and Stock Vested

The following table shows exercises of stock options by the Named Executive Officers during 2007 and the value realized by them upon exercise.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Hunter R. Hollar	9,000	$114,660	500	$14,845
Philip J. Mantua	-	-	200	5,938
Frank H. Small	4,500	52,104	300	8,907
Daniel J. Schrider	-	-	200	5,938
R. Louis Caceres	-	-	200	5,938

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (Pension Plan) and the SERAs for each Named Executive Officer.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit (1)
Hunter R. Hollar	Pension Plan	17	$249,679
	Supplemental Executive Retirement Agreement	17	$1,584,204
Philip J. Mantua	Pension Plan	9	42,580
	Supplemental Executive Retirement Agreement	8	208,640
Frank H. Small	Pension Plan	17	284,256
	Supplemental Executive Retirement Agreement	17	1,231,583
Daniel J. Schrider	Pension Plan	19	55,423
	Supplemental Executive Retirement Agreement	18	130,002
R. Louis Caceres	Pension Plan	9	47,640
	Supplemental Executive Retirement Agreement	8	162,565

(1)
These plans and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the 2007 Annual Report on Form 10-K. See the description of the Supplemental Executive Retirement Agreements on page 19.

Bancorp's defined benefit, tax-qualified Pension Plan was generally available to employees through December 31, 2007. Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, overtime pay, bonuses, and other cash compensation, which for the Named Executive Officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table, up to a total of $225,000.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. In addition, if the participant's age plus years of service as of January 1, 2001 equal at least 60, and the participant had at least 15 years of service at that date, he or she will receive an additional benefit of 1% of year 2000 earnings for each of the first 10 years of service completed after December 31, 2000. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000. The Pension Plan was frozen as of December 31, 2007.

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the Named Executive Officers under the nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (1)
Hunter R. Hollar	-	-	$17,943	-	$227,335
Philip J. Mantua	-	-	-	-	-
Frank H. Small	-	-	-	-	-
Daniel J. Schrider	-	-	-	-	-
R. Louis Caceres	-	-	-	-	-

(1)
Mr. Hollar participates in a nonqualified, unfunded, deferred compensation plan, under which he last deferred earnings in 2002. Annual earnings accrue at the prime rate in effect on December 31st of the prior year, or 8.25% for 2007. The amount considered to be preferential interest in 2007 was $2,258. Aggregate earnings have been included in compensation in the summary compensation tables in this report and in previous years.

Potential Payments upon Termination

The following table summarizes the payments to which the Named Executive Officers are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Supplemental Executive Retirement Agreements, the 2005 Omnibus Stock Plan, and prior stock plans under which stock options remain outstanding. Benefits payable under the Pension Plan or 401(k) Plan are not included. Calculations below assume termination on the last day of 2007.

POTENTIAL PAYMENTS UPON TERMINATION	Hunter R.	Philip J.	Frank H.	R. Louis	Daniel J.
	Hollar	Mantua	Small	Caceres	Schrider
Termination without a Change in Control:
Retirement: (1)
Employment agreements	$-	$-	$-	$-	$-
Supplemental executive retirement agreements (2)	1,584,204	93,888	1,159,734	71,564	130,002
Equity awards	-	-	-	-	-
Total	$1,584,204	$93,888	$1,159,734	$71,564	$130,002
Death:
Employment agreements (3)	$-	$-	$-	$-	$-
Supplemental executive retirement agreements (4)	1,584,204	208,640	1,159,734	159,032	130,002
Equity awards (5)	55,640	22,256	33,384	22,256	22,256
Total	$1,639,844	$230,896	$1,193,118	$181,288	$152,258
Disability:
Employment agreements (6)	$571,957	$194,819	$474,377	$234,096	$248,066
Supplemental executive retirement agreements (7)	1,042,965	137,359	763,514	104,699	85,587
Equity awards (5)	55,640	22,256	33,384	22,256	22,256
Total	$1,670,562	$354,433	$1,271,275	$361,052	$355,909
Voluntary termination by executive officer:
Employment agreements	$-	$-	$-	$-	$-
Supplemental executive retirement agreements (8)	1,584,204	93,888	1,159,734	71,564	130,002
Equity awards	-	-	-	-	-
Total	$1,584,204	$93,888	$1,159,734	$71,564	$130,002
Termination by Bancorp with just cause	None	None	None	None	None
Termination by Bancorp without just cause or by executive with Good Reason:

Employment agreements (9)	$1,516,224	$309,229	$460,625	$213,876	$153,892
Supplemental executive retirement agreements (10)	1,584,204	93,888	1,159,734	71,564	130,002
Equity awards	-	-	-	-	-
Total	$3 ,100,428	$403,117	$1,620,359	$285,440	$283,894
continued

POTENTIAL PAYMENTS UPON TERMINATION continued
Termination in connection with a Change in Control:
Employment agreements-compensation and benefits (11)	$3,172,469	$1,015,967	$2,564,092	$1,185,581	$1,257,503
Employment agreements-tax gross up (12)	1,146,779	591,567	1,236,893	648,370	609,409
Supplemental executive retirement agreements (13)	1,584,204	208,640	1,159,734	159,032	130,002
Equity awards (5)	55,640	22,256	33,384	22,256	22,256
Total	$5,959,093	$1,838,429	$4,994,103	$2,015,239	$2,019,170

(1)	Does not include benefits payable under Bancorp's pension plan.
(2)
All executives are under age 65 and are not yet eligible for regular retirement under these agreements. Mr. Small is eligible for early retirement. Amounts shown are the vested accrued benefit accounts. See "Supplemental Executive Retirement Agreements" on page 19.

(3)	Base salary is paid through the last day of the month of death.
(4)
Bancorp acquired insurance policies on the lives of the executives who have entered these agreements. If such a policy is in effect at the date of death, Bancorp receives the insurance benefit and the executive's beneficiaries are entitled to the greater of (a) the retirement benefits calculated as if the executive retired on the date of death, or (b) the benefits under a fifteen-year annuity that may be purchased for three times the executives final average pay. If the policy is not in effect, the executive's beneficiaries are entitled to the accrued benefit at the date of death payable in 180 monthly installments. See "Supplemental Executive Retirement Agreement" on page 19.

(5)
Includes (a) the market value of restricted stock for which vesting is accelerated and (b) the market value of shares issuable upon the exercise of options for which vesting is accelerated less the option exercise price.

(6)
The employment agreements provide for continuation of salary, net of payments under Bancorp's disability policies, plus benefits for the remaining term of the agreements. Amounts shown are not discounted.

(7)
The disability benefits under the agreements are the accrued benefits payable in 180 monthly installments. The amounts shown are the present values of those payments discounted at an annual rate of 6.5%.

(8)
The benefits in the event of a voluntary termination before early retirement age (age 60) and after ten years of service are the payments under a 15-year annuity that may be purchased with the vested accrued benefit. Full vesting occurs at 15 years of service. See "Supplemental Executive Retirement Agreement" on page 19.

(9)	The executive is entitled to salary and bonus for the remaining term of the agreement in the event of termination by Bancorp without just cause or by the executive with Good Reason.
(10)	Benefits are the same as those payable in the event of voluntary termination by the executive.
(11)
Consist of 2.99 times salary and other compensation in a lump sum and the value of three calendar years of health and welfare benefits to which the executives are entitled in the event of termination by Bancorp without just cause or by the executive with Good Reason within the period beginning six months before and ending two years after a change in control. An executive also is entitled to these benefits in the event he terminates his employment for any reason within the sixty-day period that begins six months after the closing of an agreement that triggered the change in control. See "Employment Agreements" on page 18.

(12)
The executive is entitled to a payment to offset the federal excise tax on excess parachute payments. This tax is payable if the value of change in control related payments exceeds three times the executive's five-year average compensation. The amount subject to the tax is the excess of the value of the change in control payments in excess of the average compensation.

(13)
The amounts shown are the accrued benefits. The agreements provide change in control benefits if the executive's employment is terminated without just cause, or the executive terminates employment with good reason, in the period beginning six months before and ending two years after a change in control. The benefits provided are retirement benefits calculated as if the termination was the retirement date. If the change in control was approved in advance by a majority of the continuing directors, the payments begin at age 65 (or 60 if early retirement is elected). If the change in control was not so approved, the payments begin in the month following termination of employment. See "Supplemental Executive Retirement Agreement" on page 19.

PROPOSAL III: The Ratification of the Appointment of
Grant Thornton LLP as the Independent Registered
Public Accounting Firm for the Year 2008

Grant Thornton was engaged as Bancorp's independent auditor on March 18, 2008. The engagement of Grant Thornton was recommended by Bancorp's Audit Committee and approved by Bancorp's board of directors. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditor will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2009.

On March 18, 2008, Bancorp dismissed McGladrey & Pullen, LLP (McGladrey), which had previously served as independent auditor for Bancorp. The reports of McGladrey on the consolidated financial statements of Bancorp as of and for the fiscal years ended December 31, 2007 and December 31, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the fiscal years ended December 31, 2007 and 2006, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to such disagreements in its report on the consolidated financial statement for such years.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Grant Thornton LLP as Bancorp's independent registered public accounting firm for 2008. Therefore, abstentions effectively count as votes against this proposal.

Representatives of McGladrey and Grant Thornton LLP will be present at the annual meeting and will be given the opportunity to make a statement, and be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GRANT
THORNTON LLP AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by McGladrey & Pullen, LLP for the audit of the annual financial statements of Sandy Spring Bancorp, Inc., and subsidiaries for the years ended December 31, 2007 and December 31, 2006, and fees billed for other services rendered by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).

	2007	2006
Audit Fees(1)	$392,134	$322,250
Audit-Related Fees(2)	56,550	48,346
Tax Services(3)	26,082	163,508

(1)
Audit fees consist of fees for professional services rendered for the audit of Bancorp's consolidated financial statements and review of financial statements included in Bancorp's quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees were for services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultation concerning financial accounting and reporting standards.

(3)	Tax services fees for a merger related tax opinion, due diligence related to mergers and for compliance tax services including tax planning and advice and preparation of tax returns.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to preapprove all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements included in Bancorp's 2007 Annual Report on Form 10-K with management; (2) has discussed with the Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from the Bancorp's independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the 2007 Annual Report on Form 10-K. The committee also has considered whether the amount and nature of non-audit services rendered by the Bancorp's independent registered public accounting firm are consistent with its independence.

February 27, 2008	Pamela A. Little, Chairman
John Chirtea
Mark E. Friis
Charles F. Mess
Craig A. Ruppert

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary
Olney, Maryland
March 18, 2008

Appendix A

Proposed Amendments to Bancorp’s Articles of Incorporation Regarding
Eliminating the Provision Classifying the Terms of Directors

ARTICLE IX

Directors

A. Number. The initial number of directors of the Corporation shall be eleven (11), which number may be increased or decreased from time to time by vote of the Board of Directors pursuant to the Corporation’s Bylaws, but shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force or greater than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class).

~~B.~~ Classified Board~~. The Board of Directors of the Corporation shall be divided into three classes as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, which classes shall be designated Class 1, Class 11 and Class III. At each annual meeting of shareholders beginning in 1992, successors to the class of directors whose term expires at such annual meeting shall be elected for a term of three years.~~

~~(1) The following directors shall be assigned to Class I and shall serve until the 1994 annual meeting of shareholders:~~
~~Andrew N. Adams, Jr.~~
~~Robert L. Mitchell~~
~~Robert L. Orndorff, Jr.~~

~~(2) The following directors shall be assigned to Class II and shall serve until the 1993 annual meeting of shareholders:~~
~~William M. Canby~~
~~John Chirtea~~
~~Willard H. Derrick~~
~~Hunter R. Hollar~~

~~(3) The following directors shall be assigned to Class III and shall serve until the 1992 annual meeting of shareholders:~~
~~Charles F. Mess~~
~~Louisa W. Riggs~~
~~Francis Snowden~~
~~W. Drew Stabler~~

~~Notwithstanding the foregoing, a~~ B. Term. At each annual meeting, the shareholders shall elect directors to hold office until the next annual meeting. A director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting.

~~Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as nearly equal as possible. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as nearly equal as possible.~~

Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article IX. Notwithstanding the foregoing, and except as otherwise may be required by applicable law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

REVOCABLE PROXY

SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 23, 2008

The undersigned hereby constitutes and appoints Solomon Graham and David E. Rippeon and each of them the proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. (Bancorp) to be held at the Ten Oaks Ballroom, 5000 Signal Bell Lane, Clarksville, Maryland 21029 on Wednesday, April 23, 2008 at 3:00 p.m. Eastern Time, or at any adjournment thereof, and to vote all the shares of stock of Bancorp that the undersigned may be entitled to vote, upon the following matters:

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SANDY SPRING BANCORP, INC.

April 23, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\- OR -

IN PERSON - You may vote your shares in person by attending the annual meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at www.voteproxy.com up until 11:59 p.m. Eastern Time on April 22, 2008.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20430300000000000000 2 042308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AS SHOWN IN ITEM 1 AND "FOR" ITEM 2 AND "FOR" ITEM 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)

NOMINEES:
- ○ Mark E. Friis
- ○ Hunter R. Hollar
- ○ Pamela A. Little
- ○ Craig A. Ruppert

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The amendment of Bancorp's articles of incorporation to eliminate the provision classifying the term of its board of directors.	☐	☐	☐
3. The ratification of appointment of Grant Thornton LLP, as the independent registered public accounting firm for 2008.	☐	☐	☐

4. The transaction of such other business as may properly come before the annual meeting or adjournment thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF BANCORP'S ARTICLES OF INCORPORATION TO ELIMINATE THE PROVISION CLASSIFYING THE TERMS OF ITS BOARD OF DIRECTORS, FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The undersigned shareholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at any time prior to its exercise.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.